EXHIBIT 15
Bristow Group Inc.
Houston, Texas
Re: Registration Statement No. 333-147690
With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated November 5, 2007 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
Houston, Texas
January 10, 2008